Exhibit (d)(iii)(b)

SCHEDULE A

DATED JUNE 20, 2023

TO THE

INVESTMENT ADVISORY AGREEMENT DATED JUNE 30, 2022

BETWEEN

FUNDVANTAGE TRUST AND POLEN CAPITAL CREDIT, LLC

Series of FundVantage Trust

Polen Upper Tier High Yield Fund

Polen Bank Loan Fund

Polen Opportunistic High Yield Fund

SCHEDULE B

DATED JUNE 20, 2023

TO THE

INVESTMENT ADVISORY AGREEMENT DATED JUNE 30, 2022

BETWEEN

FUNDVANTAGE TRUST AND POLEN CAPITAL CREDIT, LLC

Investment Advisory Fee Schedule

Fund	Annual Fee as a ercentage of Fund’s Average Daily Net Assets
Polen Upper Tier High Yield Fund	0.55% (55 basis points)
Polen Bank Loan Fund	0.65% (65 basis points)
Polen Opportunistic High Yield Fund	0.70% (70 basis points)